SPEEDCOM WIRELESS CORPORATION
                         7020 Professional Parkway East
                             Sarasota, Florida 34240

March 11, 2005

     Exchange of Warrants for Shares of Common Stock.
     ------------------------------------------------

To: Holders of Series A Warrants and Bridge Warrants

     Reference is hereby made to the Series A warrants (the "Series A Warrants") and the bridge warrants (the "Bridge Warrants" and, together with the Series A Warrants, the "Warrants") to purchase shares of common stock (the "Common Stock") of Speedcom Wireless Corporation, a Delaware corporation (the "Company"), issued to the holders of the Warrants listed on the signature pages hereto (each, a "Holder" and collectively, the "Holders"). The Company hereby agrees to issue to each Holder in exchange for such Holder canceling its Warrants one (1) restricted share of Common Stock for every three (3) shares of Common Stock issuable upon the exercise of such Holder's Warrants.

     In consideration of the Company's issuance of shares of Common Stock in exchange for cancellation of such Holder's Warrants, the undersigned Holder hereby releases the Company and its successors and assigns, if any, from any and all claims, suits, damages or obligations which the Holder could assert against the Company relating to or arising out of the issuance of the Warrants and the transactions contemplated thereby.

     Upon the issuance of the shares of Common Stock to the Holders pursuant to the exchange of the Holder's Warrants, the Warrants shall automatically be deemed cancelled irrespective of whether the original Warrants are delivered to the Company. Notwithstanding the foregoing to the contrary and for purposes of administrative convenience to the Company, the Company requests that all original Warrants be delivered to Speedcom Wireless Corporation, 7020 Professional Parkway East, Sarasota, FL 34240, Attention: Gil Sharell, Tel. No.:
(941) 907-2361, Fax No.: (941) 907-2392.

     Please provide in the place indicated below the Holder's address and related contact information to deliver the shares of Common Stock upon exchange of the Warrants and kindly return the signed copy to the attention of Gil Sharell at the fax number listed above.

     This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.


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[LOGO OF SPEEDCOM WIRELESS]


     Kindly acknowledge your agreement to the foregoing by signing in the place indicated below and returning the signed copy to the Company.


                                        Sincerely,

                                        SPEEDCOM WIRELESS CORPORATION

                                        By: /s/ Mark Schaftlein
                                            -----------------------------------
                                            Name:  Mark Schaftlein
                                            Title: CEO/CFO


Agreed and accepted:

WARRANT HOLDER:


By: /s/ Peter Nussbaum
    --------------------------------
    Name:  Peter Nussbaum
    Title: General Counsel


Holder's address for delivery of Common Stock:
----------------------------------------------

S.A.C. Capital Associates, LLC
By: S.A.C. Capital Advisors, LLC
72 Cummings Point Road
Stamford, CT 06902
203-890-2000
Attn: General Counsel


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